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                                                                     EXHIBIT 2.1


                  WAIVER, RELEASE, DELEGATION AND AMENDMENT
                                      TO
                      STOCK OPTION AND VOTING AGREEMENT

      This Waiver, Release, Delegation and Amendment to Stock Option and Voting Agreement ("WAIVER AND AMENDMENT"), dated as of July 31, 2002, is made between Andrew A. Wiederhorn ("GRANTOR"), as Grantor under the "Original Agreement" (as such term is defined herein), Lawrence A. Mendelsohn ("Agent"), as Agent of the Stockholders under the Original Agreement, MFLP, L.P., RPM Capital, LLC, AIM Capital, LLC, S&S Investors, LLC ("S&S"), and Joyce Mendelsohn (Lawrence A. Mendelsohn, MFLP, L.P., RPM Capital, LLC, AIM Capital, LLC, S&S and Joyce Mendelsohn collectively the "STOCKHOLDERS"), and Tiffany Wiederhorn, as guarantor with respect to certain obligations ("GUARANTOR") (Grantor, Stockholders and Guarantor collectively the "Original Parties") and Fog Cutter Capital Group Inc., a Maryland corporation (the "COMPANY"), and amends the Stock Option and Voting Agreement, dated as of October 16, 2001 ("ORIGINAL AGREEMENT"), among the Original Parties, as set forth herein. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Original Agreement.

                                  AGREEMENT

1.    WAIVER OF TRANSFER OF SUBJECT SHARES.

      Grantor hereby waives any and all restrictions and prohibitions imposed by the Original Agreement (including but not limited to any restrictions imposed by Section 7 of the Original Agreement) on the transfer from S&S to Joyce Mendelsohn of 419,500 shares of the "Subject Shares" (as such term is defined in the Original Agreement) currently owned by S&S.

2.    RELEASE OF OBLIGATIONS UPON DELEGATION.

      Agent, on behalf of itself and each of the Stockholders, hereby agrees that, in connection with the delegation of the obligations of Grantor under
Section 1 of the Original Agreement to the Company pursuant to Sections 3 and 4 hereunder and as contemplated by Section 9(i) of the Original Agreement (the "Delegation of Obligations") and the acceptance by the Company of the Delegation of Obligations pursuant hereto, Grantor and Guarantor are hereby released from any and all further obligations, whether past, present or future, that they may have pursuant to Section 1 of the Original Agreement, subject to the condition subsequent of receipt by the Agent, no later than ten business days after the date hereof, of (i) resolutions of the Board of Directors of the Company authorizing the Company's acceptance of the Delegation of Obligations (the "Delegation Resolutions"), accompanied by a Certificate of the Secretary of the Company certifying that such Delegation Resolutions are true and correct copies of the Delegation Resolutions duly adopted by the Board of Directors of the Company which Delegation Resolutions have not been amended, modified or superseded and are in full force and effect as of the date of such Certificate and which Delegation Resolutions are the only resolutions adopted
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by the Board of Directors or any committee thereof relating to the Delegation of
Obligations and (ii) a Certificate from the Secretary of the Company certifying that the minutes of the meeting of the Board of Directors of the Company at which resolutions were adopted approving the acceptance by the Company of the Delegation of Obligations were approved at a subsequent meeting of the Board of Directors of the Company with a copy of such minutes attached to such Certificate from the Secretary of the Company as an exhibit, in each case in such form as may be reasonably acceptable to the Agent (the documents described in clauses (i) and (ii) hereof shall collectively be referred to herein as the "Evidence of Delegation and Acceptance"). The foregoing sentence notwithstanding, prior to the delivery to and acceptance by the Agent of the Evidence of Delegation and Acceptance, such release of Grantor and Guarantor as set forth in this Section 2 shall be valid only if, and to the extent that, the Company's acceptance and assumption of the Delegation of Obligations from Grantor are and remain legally valid and binding upon Company. If the Evidence of Delegation and Acceptance has not been delivered to and accepted by Agent on or prior to the tenth business day after the date hereof, then the release of Grantor and Guarantor as set forth in this Section 2 shall automatically be void.

3.    ASSIGNMENT AND DELEGATION BY GRANTOR.

      Grantor hereby assigns, sells, transfers and sets over (collectively, the "Assignment") to the Company all of Grantor's legal, beneficial and other right, title, benefit, privileges and interests in and to, and obligations under,
Section 1 of the Original Agreement, as amended by this Waiver and Amendment, including, without limitation, the right to receive and the obligation to pay for Purchased Shares.

4.    ACCEPTANCE OF DELEGATION BY COMPANY.

      The Company hereby accepts the Assignment, and assumes and agrees to observe, perform, pay and otherwise discharge when due each of the obligations of Grantor under Section 1 of the Original Agreement, as amended hereby (the "Assumed Liabilities"), including, without limitation, the obligation to pay the Option Price Per Share for the Purchased Shares but expressly excluding any liability of Grantor for any breach of the representations, warranties and covenants of Grantor set forth in Section 4 of the Original Agreement. Except as set forth in the previous sentence, the Company expressly does not, and will not be deemed to, assume hereunder or otherwise by reason of the transactions contemplated hereby or by the Original Agreement any liabilities, obligations or commitments of, or arising out of actions taken, services rendered, goods sold or contracts entered into by, Grantor of any nature whatsoever.

5.    AMENDMENT OF ORIGINAL AGREEMENT.

      Grantor and Agent, on behalf of each of the Stockholders, hereby amend the Original Agreement, effective as of July 31, 2002, as follows:

      A. Section 9(i) of the Original Agreement is amended by adding the following sentence immediately prior to the last sentence of such section:
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      "The obligations of Guarantor under the Note(s) pursuant to the guarantee and pledge described in Sections 1(h)(i) and (ii) shall terminate and be of no further force or effect upon the delegation of Grantor's obligations under Section 1 hereof to the Company pursuant to this Section 9(i) (the "Delegation of Obligations") and acceptance by the Company of the Delegation of Obligations, subject to the condition subsequent of receipt by the Agent, no later than ten business days after the date of such delegation, of (i) resolutions of the Board of Directors of the Company authorizing the Company's acceptance of the Delegation of Obligations (the "Delegation Resolutions"), accompanied by a Certificate of the Secretary of the Company certifying that such Delegation Resolutions are true and correct copies of the Delegation Resolutions duly adopted by the Board of Directors of the Company which Delegation Resolutions have not been amended, modified or superseded and are in full force and effect as of the date of such Certificate and which Delegation Resolutions are the only resolutions adopted by the Board of Directors or any committee thereof relating to the Delegation of Obligations and (ii) a Certificate from the Secretary of the Company certifying that the minutes of the meeting of the Board of Directors of the Company at which resolutions were adopted approving the acceptance by the Company of the Delegation of Obligations were approved at a subsequent meeting of the Board of Directors of the Company, in each case in such form as may be reasonably acceptable to the Agent(the documents described in clauses (i) and (ii) hereof shall collectively be referred to herein collectively as the "Evidence of Delegation and Acceptance"). The foregoing sentence notwithstanding, prior to the delivery to and acceptance by the Agent of the Evidence of Delegation and Acceptance, such release of Grantor and Guarantor as set forth in this Section 9(i) shall be valid only if, and to the extent that, the Company's acceptance and assumption of the Delegation of Obligations from Grantor are and shall remain legally valid and binding upon Company."

      B. Schedule 1 of the Original Agreement is amended by increasing the Subject Shares for Joyce Mendelsohn from "17,158" to "436,658"; and

      C. Schedule 1 of the Original Agreement is amended by decreasing the Subject Shares for S&S from "519,500" to "100,000".

6.    REPRESENTATIONS AND WARRANTIES OF GRANTOR AND COMPANY.

      A. The Company hereby represents and warrants to the Agent and each of the Stockholders as follows:

            (i). Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Maryland.

            (ii). Company has the corporate power and authority to execute, deliver and perform all of its obligations under this Waiver and Amendment and the Original Agreement as amended by this Waiver and Amendment (collectively the "Subject Agreements"). The execution and delivery of this Waiver and Amendment, the acceptance of the Delegation of
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Obligations and the performance of the obligations so delegated have been duly authorized by requisite corporate action on the part of Company.

            (iii). When duly executed and delivered by Company, the Subject Agreements will constitute the valid and binding obligation of Company, enforceable against Company in accordance with their terms.

             (iv). The execution and delivery by Company of the Waiver and Amendment, acceptance of the Delegation of Obligations and performance by Company of its obligations under the Subject Agreements, in accordance with their terms, do not (i) conflict with the Articles of Incorporation or Bylaws of Company, (ii) constitute a material violation of or a default under any contract, commitment, agreement, arrangement or restriction of any kind to which Company is a party or by which Company is bound (collectively the "Applicable Commitments") or (iii) cause the creation of any security interest or lien upon any of the property of the Company pursuant to any Applicable Commitments.

            (v). None of the execution and delivery by Company of the Waiver and Amendment, the performance by Company of its obligations under the Subject Agreements or the compliance by Company with the terms and provisions of the Subject Agreements, will contravene any applicable law.

            (vi). No consent, approval, license, authorization or validation of, or filing, recording or registration with, the State of Maryland or any federal, executive, legislative, judicial, administrative or regulatory body pursuant to any applicable law which has not been obtained or taken and is not in full force and effect is required to authorize or is required in connection with the execution and delivery of the Waiver and Amendment by Company nor the performance by Company of its obligations under the Subject Agreements.

            (vii). Company is not currently insolvent nor will the execution and delivery by Company of the Waiver and Amendment, the performance by Company of its obligations under the Subject Agreements nor the compliance by Company with the terms and provisions thereof, cause the Company to become insolvent.

      B. Each of the Stockholders hereby represents and warrants to the Company each of the representations and warranties contained in Section 3 of the Original Agreement, as if they were made as of the date hereof.

      C. Grantor hereby represents and warrants to the Company, the Agent and each of the Stockholders (i) each of the representations and warranties contained in Section 4(a) through (c) of the Original Agreement, as if they were made as of the date hereof and (ii) that Grantor continues to be bound by and shall observe, perform, pay and otherwise discharge when due each of the obligations of Grantor set forth in the Original Agreement, except such obligations as set forth in Section 1 of the Original Agreement as are released in accordance with the terms hereof.
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7.    LEGAL FEES.

      The Company hereby agrees to promptly reimburse Agent for all reasonable fees and costs for legal services incurred by Agent in connection with this Waiver and Amendment.

8.    SEVERABILITY.

      In the event that any part of this Waiver and Amendment is declared by any court or other judicial or administrative body to be null, void or unenforceable, such provision shall survive to the extent it is not so declared, and all of the other provisions of this Waiver and Amendment shall remain in full force and effect.

9.    NO FURTHER MODIFICATION OF ORIGINAL AGREEMENT.

      Except for the specific waivers and modifications to the Original Agreement as set forth in this Waiver and Amendment, all other terms and conditions of the Original Agreement, as amended, remain in full force and effect and nothing contained herein will itself change, amend, extend or alter (nor should it be deemed or construed as changing, amending, extending or altering) the terms or conditions of the Original Agreement or the Assumed Obligations in any manner whatsoever. In the event of any conflict between the provisions of this Waiver and Amendment and the Original Agreement, the provisions of this Waiver and Amendment shall govern.

10.   COUNTERPARTS.

      This Waiver and Amendment may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one instrument.
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      IN WITNESS WHEREOF, the Grantor, Guarantor and Agent (on behalf of the
Stockholders) have executed this Waiver and Amendment as of the date first written above.


GRANTOR                                   AGENT, on behalf of each
                                          of the Stockholders

/s/ Andrew A. Wiederhorn                  /s/ Lawrence A. Mendelsohn
------------------------                  --------------------------
Andrew A. Wiederhorn                      Lawrence A. Mendelsohn



GUARANTOR                                 FOG CUTTER CAPITAL GROUP INC.

/s/ Tiffany Wiederhorn                    /s/ R. Scott Stevenson
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Tiffany Wiederhorn                        By: R. Scott Stevenson
                                          Title: Senior Vice President and
                                          Chief Financial Officer